EXHIBIT 99.1
FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Nathan Elwell / Danie Haykin (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

JOHN W. ALTMEYER ELECTED TO THE EMCOR GROUP, INC.
BOARD OF DIRECTORS

NORWALK, CONNECTICUT, October 24, 2014 - EMCOR Group, Inc. (NYSE: EME) today announced the election of John W. Altmeyer to the Company’s Board of Directors. Mr. Altmeyer’s election expands the Board to 10 directors.

Mr. Altmeyer, 55, is the President and CEO of Carlisle Construction Materials, a division of Carlisle Companies Incorporated (NYSE: CSL), a diversified manufacturing company. Mr. Altmeyer joined Carlisle in 1989 and has been President and CEO of Carlisle Construction Materials since 1997. Carlisle Construction Materials employs over 2,400 people and operates 28 manufacturing and distribution locations across the United States and Europe.

Stephen W. Bershad, Chairman of the Board of EMCOR Group, Inc. commented, “We are pleased to welcome John to the EMCOR Board of Directors. He has a proven track record of operational leadership and of driving growth through identifying strategic opportunities. John is an ideal addition to our team, and we look forward to leveraging his insights as we continue to grow our business and drive value for our shareholders.”

Currently, Mr. Altmeyer is also a member of the Board of Directors of Berkshire Hills Bancorp (NYSE: BHLB), Cornell Iron Works, and an Emeritus Director for the Whitaker Center for Science and the Arts in Harrisburg, PA. He received a B.S. degree from Cornell University and an M.B.A. from Harvard Business School.

EMCOR Group, Inc. is a Fortune 500 worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services. This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2013 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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